Exhibit 14

LITTLE SQUAW GOLD MINING COMPANY

CODE OF ETHICS

As Adopted by the Board of Directors on November 7, 2005

INTRODUCTION

"Quality and Integrity" has been the cornerstone of Little Squaw Gold Mining Company                          (hereinafter called the Company) since it was reformed in 2003.  Truthfulness, honesty, fairness, to each other, our Company, and to our investors and suppliers are the ethical standards by which we live and work.  Each person who is an officer or director of the Company is a Company "Associate" and has a responsibility to deal ethically in all aspects of the Company's business and to comply fully with all laws, regulations, and Company policies.  Anyone who is employed by the Company is expected to assume the responsibility for applying these standards of ethical conduct. When in doubt any future employees will have the responsibility to seek clarification from the appropriate Company representative.

This Code of Business Conduct and Ethics for Directors, Officers and Employees has been developed to provide guidance for all Directors and Employees (including Officers) of Little Squaw Gold Mining Company and its subsidiaries and affiliates.  All Company personnel are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. All Employees and Directors will receive or be provided with a copy of this Code and should read, understand and comply with this Code in all of the Company's operations.

This Code is in addition to other detailed policies that the Company may adopt from time to time. All Employees and Directors should read, understand and comply with any applicable detailed policies.

LAWFUL CONDUCT

All Associates shall carry on the business of the Company in compliance with all applicable laws.  Without limiting this obligation, the following conduct is prohibited:

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Employee theft, fraud, embezzlement, misappropriation, or any form of wrongful conversion of property belonging to the Company or another employee.

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Any act of fraud, deception or intentional misrepresentation against or involving the Company , a customer, a supplier or any other party.

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Any act of bribery, including a promise, offer or gift of money or anything of value made or offered by an employee to:

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A government official or someone acting for the government; or

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A person employed by, or acting on behalf of, a customer, supplier or other organization with which the Company does business or has prospective business, (except in the case of certain permitted gifts described below).

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The destruction or alteration of Company records in order to falsify, conceal or misrepresent information for any purpose including any motivation to:

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Avoid  criticism for errors of judgment or to conceal failure to follow a supervisor's instructions;

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Show a performance record better than, or different from, performance actually achieved; or

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Misrepresent the employee's performance, activities, or other transactions, or those of another employee.

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Political contributions of money, services, or other property of the Company that are in violation of the law when the contributions are made.

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Violations of securities laws rules or regulations, including concealment of information required to be disclosed in filings the Company makes with the Securities and Exchange Commission.

CONFLICTS OF INTEREST

A CONFLICT OF INTEREST EXISTS WHEN AN INDIVIDUAL'S PRIVATE INTEREST CONFLICTS WITH THE INTERESTS OF THE COMPANY.  WHEN AN INDIVIDUAL'S LOYALTY TO THE COMPANY AND CONDUCT OF RESPONSIBILITIES AND DUTIES TOWARDS THE COMPANY IS PREJUDICED BY ACTUAL OR POTENTIAL BENEFIT FROM ANOTHER SOURCE A CONFLICT OF INTEREST EXISTS.

We are confident of the individual loyalty and honesty of our employees and associates. The integrity of our employees and associates are critical sources of goodwill and absolutely necessary to our success.  Employees and associates should never be in a position where their personal interests or third parties inappropriately influence their judgment on Company matters.

No employee or associate should be subject, or even reasonably appear to be subject, to influences, interests or relationships that conflict with the best interests of the Company.  This means avoiding any activity that might compromise or seem to compromise the integrity of the Company or the employee or associate.  All employees and associates shall avoid conflicts of interests in connection with the conduct of the Company's business except as expressly permitted by this Code.

Common Sources of Conflicts.

Although it is impossible to prepare a list of all potential conflict of interest situations, conflicts of interest generally arise in four situations:

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INTEREST OF EMPLOYEE OR ASSOCIATE - When an employee or associate, a member of the employee’s or associate's family or a trust in which the employee or associate is involved, has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier, lender, service provider or customer of the Company;

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INTEREST OF RELATIVE - When an employee or associate conducts business on behalf of the Company with a supplier of which a relative by blood or marriage is a principal, partner, shareholder, officer, employee or representative;

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GIFTS - When an employee or associate, a member of the employee's household, a trust in which the employee is involved, or any other person or entity designated by the employee, accepts gifts, credits, payments, services or anything else of more than token or nominal value from an actual or potential competitor, supplier or customer; and

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MISUSE OF INFORMATION - When employee misuses information obtained in the course of employment.

Specific Examples

While it is not possible to describe every situation, it is useful to consider a few examples in which clear conflicts of interest are present so that ground rules can be established:

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POSITION OF INFLUENCE - If an employee or associate or a member of that employee or associate's family has a significant financial or other beneficial interest in an actual or potential supplier, the employee or associate may not, without full disclosure and specific written clearance by appropriate Company representatives, influence decisions with respect to business with such supplier or customer. Such positions include situations where employees or associates draw specifications for suppliers' raw materials, products or services; recommend, evaluate, test or approve such raw materials, products or services; or participate in the selection of, or negotiating arrangements with, suppliers.

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OTHER POSITIONS - It is expressly acceptable for individuals of this Company to serve as officers and directors of other companies at their discretion.

Advance Disclosure

Because conflicts of interest have the potential of serious abuse, all conflict of interest circumstances affecting any employee or associate should be disclosed to the appropriate Company representative.  While transactions affected by a conflict of interest must generally be avoided, there may be times when such transactions are nevertheless fair and appropriate and in the Company's best interest.  An employee or associate who believes a potential transaction that may be affected by a conflict of interest should nevertheless be pursued, must disclose all material terms of the proposed matter to the appropriate Company representative in advance.  No such transaction may be pursued, however, unless it is approved in advance by the appropriate, duly authorized and disinterested officers of the Company, the board of directors or an appropriate committee thereof.

FAIR DEALINGS WITH OTHERS

Each Employee and Director of the Company should endeavor to deal fairly with the Company's customers, suppliers, competitors, external advisers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

HEALTH AND SAFETY/ENVIRONMENTAL MATTERS

A sound environmental, health and safety performance contributes to the Company's competitive strength and benefits its customers, shareholders and Employees. Employees are therefore expected to conduct operations on behalf of the Company with the highest regard for the quality of the environment. Translated into day-to-day activities, that means reporting unsafe working conditions, using resources efficiently, recycling as appropriate, handling any hazardous materials properly and handling and disposing of all materials and waste according to applicable laws and Company policies.

Maintaining a secure workplace safeguards the Company's Employees, information and property. The Company intends to comply with all laws and standards established by appropriate federal, state, and local governments and agencies (both United States and foreign) respecting discharges into water sources or the atmosphere or the disposal of solid and hazardous wastes.

COMPLIANCE WITH SECURITIES LAWS

Because it is publicly owned, the Company discloses information regarding the Company to the public on a regular basis. Employees or Directors who are aware of material information regarding the Company which has not been disclosed to the public (i.e., facts which may affect the market price for the Company's securities and investors' decisions to trade therein) must hold that information in strictest confidence and refrain from buying or selling or influencing the decisions of others to buy or sell Company securities until such information has been publicly disclosed by the Company and enough time has elapsed to allow investors to react to the information.

For Directors and Employees who have regular access to sensitive nonpublic information, trading in Company securities may give the appearance of impropriety. Such people should not trade where the risk of the appearance of impropriety is high. To ensure that Directors and Employees who may be in possession of material nonpublic information do not trade in Company securities, any transaction in Company securities by a Director or executive officer must be pre-cleared with the Company's Secretary prior to the transaction. Any other Employee who has questions concerning the propriety of buying or selling Company securities should address questions to the Company's Secretary before executing the trade.

In addition, no Employee or Director may give "tips" or nonpublic Company information to anyone, whether inside or outside of the Company, to enable the recipient of the "tip" to buy or sell Company securities based on material nonpublic information. Employees and Directors should therefore be very careful when discussing information that could influence someone else's decision to buy, sell, or hold Company securities. The timing of the release of information is especially important and only the Chief Executive Officer and the Chief Financial Officer have the authority to determine when information should be released. Employees and Directors should assume that all Company information is internal and confidential unless the Company has authorized written public disclosure of that information.

Prohibitions on trading in securities based on nonpublic information also extend to securities of the Company's competitors and business associates. Accordingly, Employees and Directors should not buy or sell securities in another company about which the Employee or Director knows the Company has material nonpublic information.

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

Employees and Directors owe the Company a duty to advance the Company's business interests when the opportunity to do so arises. As a result, Employees and Directors are prohibited from taking personal advantage of certain business opportunities in which the Company may be interested. This so-called "corporate opportunity doctrine" is complicated and it is not possible to clearly define all of the business opportunities which belong or could be of interest to the Company and what business opportunities may be taken advantage of personally by Employees or Directors. The most common types of situations falling within this corporate opportunity doctrine prohibit Employees and Directors from: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the Employee becomes aware of because he or she works for the Company (or that a Director becomes aware of in his or her capacity as a director of the Company); or (iii) competing with or otherwise disadvantaging the Company. If an Employee or Director has any question regarding whether this corporate opportunity doctrine applies to any potential business opportunity, he or she should consult with the Company's Counsel.

Although Employees and Directors are free to participate in outside activities, it is important that Employees and Directors not engage in any activity that is (or could appear to be) a conflict between personal interests and the Company's best interests. Examples of conflicts of interest include:

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Being a consultant to, or a director, officer or employee of, or otherwise operating an outside business:

that supplies products or services to the Company;

that purchases products or services from the Company.

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Seeking or accepting any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.

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Being a consultant to, or a director, officer or employee of, or otherwise operating an outside business if the demands of the outside business would interfere with the Director's or Employee's responsibilities with the Company.

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Accepting any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible.

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Conducting business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

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Using the Company's property, information or position for personal gain.

Actual or potential conflicts of interest (including but not limited to any material transaction or relationship that reasonably could be expected to give rise to a conflicting interest) must be reported to the Responsible Manager or the Company's Counsel. Approval of potential conflicts involving Employees that are executive officers or Directors will be made exclusively by the Corporate Governance Committee of the Board of Directors.

COMPANY INFORMATION AND COMPANY PROPERTY

Company information is a valuable asset. It encompasses all proprietary information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual or oral. It also may include information that the Company develops, purchases or licenses, and information the Company receives from others, including its customers.

Employees may use Company information to the extent needed to perform their jobs properly, but Employees need to remember that they are responsible for safeguarding that information (and information provided to the Company by another person or company) from theft or misuse. Accordingly, Employees cannot, directly or indirectly:

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Disclose any Company information to others, including other Employees, unless they have a legitimate need to know it to perform their jobs and, if they are not Employees of the Company, have agreed to maintain its confidentiality;

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Use Company information for any purpose other than its intended use;

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Copy any documents containing Company information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly; or

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Dispose of Company information inappropriately.

All Company documents, e-mail and other materials containing Company information (and all materials prepared from those documents) are the Company's property. If the Company so requests, or when an Employee's employment ends, such documents and other materials must be returned to the Company.

Use of Company property or services for personal benefit is prohibited. When an Employee uses Company property, it must be for valid corporate purposes and, except as described below, exclusively for the Company's benefit.

Company property includes physical plants, equipment, computers, software, inventory, corporate funds and office supplies.  Company property also includes the following: technologies, concepts, intellectual property, product development strategies and projects, business strategies and plans, customer lists, personnel data, marketing and sales plans, Company phone directories, organization charts, product cost data, product pricing, financial data and all other proprietary information about the Company's business and Employees.

All of the Company's information systems, including communications systems, magnetic media, e-mail, voice mail, and Intranet, Extranet and Internet access systems are the Company's property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, is otherwise appropriate and reasonable and is consistent with the Company's business values and this Code. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to and downloads from all of the Company's information systems.

No one may use the Company's information systems at work to access, view, post, store, transmit, download, or distribute any profane, obscene, derogatory, harassing, offensive or inappropriate materials. Additionally, no Employee may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

ACCURACY, RETENTION AND DISPOSAL OF RECORDS

Good business practice requires that certain Company records be retained for various time periods. Often, these are required by law, and it is the responsibility of each Employee to ensure that records are retained in compliance with applicable document retention policies established from time to time by the Company in compliance with applicable laws. No one may falsify or improperly alter any information contained in the Company's records. Documents that need not be kept should be disposed of in compliance with Company policies. Where litigation or a government investigation is likely or ongoing, records may not be destroyed until Counsel advises that the matter has been concluded.

ACCOUNTING PRACTICES/PUBLIC REPORTING

Employees and Directors must comply with the Company's accounting rules and controls and with generally accepted accounting practices and cooperate fully with the Company's internal and external auditors. All funds, assets, transactions and payments must be accurately reflected and no false or misleading entries may be made on corporate records. Employees and Directors must act to facilitate the provision of full, fair accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

BUSINESS WITH GOVERNMENTS AND OFFICIALS

Most countries around the world have laws that prohibit Employees from giving gifts or inducements to influence government officials, or to induce the purchase of the Company's products or services. The term "government official" includes employees and other representatives of foreign governments or agencies thereof, candidates for political office, political parties and employees and other representatives of public international organizations. "Inducements" or "benefits" are also broadly defined to include anything of value. Even it were not illegal in other countries, the Company does not want to obtain or retain business by giving gifts to officials of a government or a multinational organization either to influence any of their official acts, or to induce them to use their influence to affect any governmental act. In addition, Employees should never give a gift to any person or firm where he or she knows or has reason to believe that the gift will be passed on to a government official for such purposes.

Employees and Directors must never make improper gifts or payments, such as bribes or kickbacks, in any way in connection with the Company's business. Gifts or payments to or for the personal benefit of a governmental official or to or for the personal benefit of an employee of one of the Company's customers or suppliers are clearly improper. Indirect transactions, such as payments of commissions to a sales representative on the understanding that he or she will pay a bribe or kickback to an employee of a customer, are also prohibited.

GOVERNMENTAL INVESTIGATIONS

While it is the Company's policy to cooperate in the administration of all laws and regulations to which it is subject, such cooperation must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Employees who receive notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify the Responsible Manager and the Company's Counsel. If a governmental investigator requests an interview or information, he or she should be treated courteously but should be given no information except that which is publicly available and instead should be requested to put his inquiry in writing in order that it may be answered with appropriate care by proper persons, preferably acting with the advice of legal counsel.

GIFTS AND GRATUITIES

Employees and Directors should avoid any relationship, activity or investment that might conflict with their responsibilities to the Company or impair their abilities to act independently in the best interests of the Company. For example, Employees and Directors should not accept significant gifts, entertainment, favors or other gratuities from persons doing business or seeking to do business with the Company. Nor should an Employee or Director have a conflicting interest in an actual or potential competitor, supplier or customer of the Company. Acceptance of gratuities having only nominal value, if consistent with local business custom and practice, is permissible. Except as explicitly permitted by local Company policies, no Employee should give or receive gifts of cash.

Employees, associates and their families generally shall not solicit or accept gifts, fees, bequests, services or entertainment from customers, suppliers or prospective customers.  A gift is regarded as any type of gratuity, favor, loan, legacy, fee, compensation, or anything of monetary value.  All such gifts are prohibited except:

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Business entertainment and other courtesies such as meals, sporting events, and the like, that involves no more than ordinary amenities, and can be properly reciprocated by the employee and charged as a business expense.  Lavish or extravagant entertainment, such as weekend trips, etc., should not be accepted unless full reimbursement is made by the recipient to the donor.

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Gifts received because of kinship, marriage, or social relationships and not because of any business relationship.

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Unsolicited advertising or promotional materials that are made widely available.

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Customer or supplier paid travel or lodging where the trip has a legitimate business purpose.  Any such trips must be approved in advance in writing by an appropriate Company representative.

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Fees or other compensation received from an organization in which membership or an official position is held, subject to prior written approval by an appropriate Company representative.

Employees or associates who believe that acceptance of a permitted gift might make them feel obligated and therefore improperly influenced in the performance of their duties should not accept it, or turn it over to the Company.  Employees or associates who are unsure whether a gift is a violation of the law and the Code should seek guidance from an appropriate Company representative.

Likewise, no Employee or associate of the Company or members of his or her family may extend a gift to any existing or prospective customer or supplier that will not meet these same criteria.

REPORTING VIOLATIONS AND ENSURING COMPLIANCE

Except as otherwise explicitly provided in this Code, if any Employee believes that this Code has been violated or the Company has or is about to violate a law or regulation, or an Employee believes that he or she is being asked to violate this Code or a law or regulation in the performance of duties for the Company, the matter should be promptly reported to the Employee's supervisor or Responsible Manager. If for any reason the Employee is uncomfortable reporting such matter to his or her supervisor or the Responsible Manager, then the matters should be promptly reported to the Company's Counsel, who will respond as promptly and discreetly as practicable with an appropriate investigation.

Except as otherwise explicitly provided in this Code, if any Director believes that this Code has been violated or the Company has or is about to violate a law or regulation, or a Director believes that he is being asked to violate this Code or a law or regulation in the performance of duties for the Company, the matter should be promptly reported to the Chairman of the Corporate Governance Committee.

Every Employee and Director shall cooperate in assuring that any violation of this Code is brought to the attention of the appropriate person. The Company will take appropriate steps to maintain the confidentiality of the reporting Employee's or Director's identity, to the extent that it can do so consistent with the Company's obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Employees may report violations of this Code on an anonymous basis.

No retribution will be taken against an Employee or Director for reporting, in good faith, a violation or suspected violation, and any supervisor intimidating or imposing sanctions on any Employee or Director for reporting a matter in good faith will be disciplined.

The Corporate Governance Committee of the Company's Board of Directors is responsible for overseeing the interpretation and enforcement of this Code.  Only the Corporate Governance Committee may waive provisions of this Code with respect to Directors and executive officers of the Company and only the Corporate Governance Committee may change any provision of this Code.

An Employee or Director found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.